SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 24, 2004

Neurologix, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	0-13347	06-1582875
(State or other jurisdiction of	(Commission	I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

ONE BRIDGE PLAZA, FORT LEE, NEW JERSEY	07024
(Address of principal executive offices)	(Zip Code)

(201) 592-6451
(Registrant’s telephone number, including area code)

None
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On September 24, 2004, Neurologix Research, Inc. (the "Company"), a wholly owned subsidiary of the Registrant, and Cornell University for its Medical College (the "Medical College") entered into an amendment (the "Amendment") to the Clinical Study Agreement, dated July 2, 2003.

Pursuant to the Amendment, the Company will fund scientific studies conducted by the Medical College in the Laboratory of Molecular Neurosurgery (the "Scientific Studies") under the direction of Dr. Michael G. Kaplitt. The scope of the Scientific Studies has been expanded in the Amendment, and will be conducted from September 1, 2004 through August 31, 2007, with possible one year extensions by mutual written agreement of both parties. The Medical College has granted the Company a sixty (60) day exclusive right and option to negotiate with the Medical College for an exclusive, worldwide right and license to make, have made, use and sell commercial products embodying any inventions conceived or first reduced to practice by the Medical College in the course of its scientific work on behalf of the Company. The Company will pay the Medical College $135,000 per year for the duration of the Scientific Studies.

Item 8.01    Other Events.

On September 28, 2004, the Company issued a press release regarding the favorable review of its clinical trial protocol presented to the National Institute of Health’s Recombinant DNA Advisory Committee (RAC) for NLX-E201, the Company’s gene therapy product for the treatment of intractable temporal lobe epilepsy. Such press release is furnished herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(c)    Exhibits.

See Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROLOGIX, INC.

Dated: September 30, 2004	By: /s/Mark S. Hoffman
Name: Mark S. Hoffman
Title: Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Amendment No. 1 to Clinical Study Agreement, dated September 24, 2004 (furnished herewith)
99.2	Press Release, dated September 28, 2004 (furnished herewith)